Exhibit 99.1
ABERCROMBIE & FITCH REPORTS SECOND QUARTER RESULTS;
SECOND QUARTER NET INCOME INCREASES TO $81.3 MILLION;
SECOND QUARTER NET INCOME PER DILUTED SHARE INCREASES TO $0.88;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175;
COMPANY PROVIDES OUTLOOK FOR SECOND HALF OF THE YEAR
New Albany, Ohio, August 22, 2007: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record second quarter net income of $81.3 million and net income per diluted share of $0.88 for the thirteen weeks ended August 4, 2007, a 24% increase over net income of $65.7 million and a 22% increase over $0.72 per diluted share for the thirteen weeks ended July 29, 2006.
Second Quarter Developments
•	Total Company net sales increased 22% to $804.5 million; comparable store sales decreased 2%

•	Total direct-to-consumer net sales increased 66% to $45.6 million

•	Abercrombie & Fitch net sales increased 15% to $363.9 million; Abercrombie & Fitch comparable store sales decreased 2%

•	abercrombie net sales increased 30% to $94.5 million; abercrombie comparable store sales increased 2%

•	Hollister Co. net sales increased 27% to $334.4 million; Hollister comparable store sales decreased 3%

•	RUEHL net sales increased 71% to $11.7 million; RUEHL comparable store sales increased 2%

•	Net income for the second quarter increased 24% to $81.3 million

•	Net income per diluted share in the second quarter increased 22% to $0.88

•	The Company announced initial plans for Abercrombie & Fitch expansion in Italy, France, Germany, Spain, Denmark and Sweden

•	The Company announced plans for an Abercrombie & Fitch Tokyo flagship in 2009

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“I am extremely pleased with the record financial results we posted this quarter. Our success can be attributed largely to the fact that we have created a consistent business that is able to generate strong results. Our company is uniquely positioned, with each brand maintaining only the highest standards and supported by defined and proven processes that are continuously audited. The drive for constant improvement in standard, process and audit will help us to maintain our leadership position over the long term.”
Second Quarter Financial Results
Net sales for the thirteen weeks ended August 4, 2007 increased 22% to $804.5 million from $658.7 million for the thirteen weeks ended July 29, 2006. Total Company direct-to-consumer net sales increased 66% to $45.6 million for the thirteen-week period ended August 4, 2007, compared to the thirteen-week period ended July 29, 2006. Total Company comparable store sales decreased 2% for the thirteen weeks ended August 4, 2007, compared to the thirteen weeks ended August 5, 2006.
The gross profit rate for the quarter was 68.8%, down 30 basis points compared to last year. The decrease in gross profit rate was primarily due to a higher markdown rate, partially offset by higher initial markup.
Stores and Distribution expense, as a percentage of sales, increased 50 basis points from 41.1% to 41.6%. The increase in rate versus last year is primarily attributed to increases in direct-to-consumer and store-related payroll and other controllable expenses.
Marketing, General and Administrative expense, as a percentage of sales, decreased 80 basis points from 13.0% to 12.2%. The reduction in rate versus last year resulted primarily from a reduction in legal, travel, and marketing expenses, partially offset by increased home office payroll.
Operating income for the second quarter increased 21% to $124.1 million, compared to $102.4 million last year.
Net income for the quarter increased 24% to $81.3 million, compared to $65.7 million last year.
Net income per diluted share increased 22% to $0.88, compared to $0.72 for the second quarter of fiscal 2006.
2007 Outlook
The Company expects net income per diluted share for the second half of fiscal 2007 to be in the range of $3.63 to $3.67. Based upon this guidance, the Company now expects full year fiscal 2007 net income per diluted share to be in the range of $5.16 to $5.20.
The low-end of the guidance reflects a flat comparable store sales scenario for the second half of fiscal 2007. Fourth Quarter fiscal 2006 results included incremental net income per diluted share of $0.06 resulting from an extra selling week in the fiscal 2006 retail calendar and $0.07 resulting from favorable settlements of tax audits.

The Company plans total capital expenditures for fiscal 2007 to be between $395 million and $405 million with approximately $220 million of this amount allocated to new store construction and store remodels. Approximately $60 million is allocated to “refresh” improvements and other brand enhancing investments planned for existing stores with the balance related to home office, information technology, and direct-to-consumer infrastructure investments.
For fiscal 2007, the Company expects to increase gross square-footage by approximately 10%, primarily through the addition of six new Abercrombie & Fitch stores, 25 new abercrombie stores, 56 new Hollister Co. stores, seven new RUEHL stores, and four stores of the Company’s new concept.
Other Developments
On August 7, 2007, the Company announced that it plans to open a Tokyo flagship in late 2009. This will be the Company’s first flagship in Asia and will be centrally located in Tokyo’s Ginza district, one of the most prominent shopping destinations in the world.
On July 13, 2007, the Company announced that it plans to expand its retail presence throughout Europe. The Company is in the process of securing locations in Italy, France, Germany, Spain, Denmark and Sweden and plans to identify additional key locations in the United Kingdom.
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on September 25, 2007 to shareholders of record at the close of business on September 4, 2007.
The Company operates a total of 362 Abercrombie & Fitch stores, 186 abercrombie stores, 419 Hollister Co. stores and 17 RUEHL stores. The Company operates three Abercrombie & Fitch stores and three Hollister Co. stores in Canada, and one Abercrombie & Fitch store in London, England. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.
Today at 4:30 PM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investors page and scroll through the Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 3466308; or for 12 months by visiting the Company’s website at www.abercrombie.com.
# # # #

For further information, call:	Thomas Lennox
Vice President, Corporate Communications
(614) 283-6751
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2007 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended August 4, 2007 and Thirteen Weeks Ended July 29, 2006
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2007	% of Sales	2006	% of Sales
Net Sales	$804,538	100.0%	$658,696	100.0%

Cost of Goods Sold	251,100	31.2%	203,438	30.9%

Gross Profit	553,438	68.8%	455,258	69.1%

Total Stores and Distribution Expense	334,417	41.6%	270,494	41.1%

Total Marketing, General and Administrative Expense	98,440	12.2%	85,340	13.0%

Other Operating Income, Net	(3,551)	-0.4%	(3,005)	-0.5%

Operating Income	124,132	15.4%	102,429	15.6%

Interest Income, Net	(4,143)	-0.5%	(2,765)	-0.4%

Income Before Income Taxes	128,275	15.9%	105,194	16.0%

Income Tax Expense	47,000	5.8%	39,472	6.0%

Effective Rate	36.6%		37.5%

Net Income	$81,275	10.1%	$65,722	10.0%

Net Income Per Share:
Basic	$0.92		$0.75
Diluted	$0.88		$0.72

Weighted-Average Shares Outstanding:
Basic	88,090		87,981
Diluted	92,294		91,178

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Twenty-Six Weeks Ended August 4, 2007 and Twenty-Six Weeks Ended July 29, 2006
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2007	% of Sales	2006	% of Sales
Net Sales	$1,546,948	100.0%	$1,315,967	100.0%

Cost of Goods Sold	506,241	32.7%	430,793	32.7%

Gross Profit	1,040,707	67.3%	885,174	67.3%

Total Stores and Distribution Expense	642,655	41.5%	528,846	40.2%

Total Marketing, General and Administrative Expense	188,615	12.2%	175,039	13.3%

Other Operating Income, Net	(7,405)	-0.5%	(5,126)	-0.4%

Operating Income	216,842	14.0%	186,415	14.2%

Interest Income, Net	(7,854)	-0.5%	(5,931)	-0.5%

Income Before Income Taxes	224,696	14.5%	192,346	14.6%

Income Tax Expense	83,340	5.4%	70,383	5.3%

Effective Rate	37.1%		36.6%

Net Income	$141,356	9.1%	$121,963	9.3%

Net Income Per Share:
Basic	$1.61		$1.39
Diluted	$1.53		$1.34

Weighted-Average Shares Outstanding:
Basic	87,987		87,920
Diluted	92,369		91,274

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	August 4, 2007	February 3, 2007
ASSETS
Current Assets
Cash and Equivalents	$117,164	$81,959
Marketable Securities	293,416	447,793
Receivables	73,913	43,240
Inventories	431,395	427,447
Deferred Income Taxes	38,211	33,170
Other Current Assets	64,732	58,469

Total Current Assets	1,018,831	1,092,078

Property and Equipment, Net	1,219,845	1,092,282

Other Assets	77,662	63,707

TOTAL ASSETS	$2,316,338	$2,248,067

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$140,239	$128,310
Accrued Expenses	264,902	260,219
Deferred Lease Credits	37,739	35,423
Income Taxes Payable	12,485	86,675

Total Current Liabilities	455,365	510,627

Long-Term Liabilities
Deferred Income Taxes	19,202	30,394
Deferred Lease Credits	213,047	203,943
Other Liabilities	143,150	97,806

Total Long-Term Liabilities	375,399	332,143

Total Shareholders’ Equity	1,485,574	1,405,297

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,316,338	$2,248,067